Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
G-III APPAREL GROUP, LTD.
* * * * *
     G-III APPAREL GROUP, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted a resolution, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, proposing and declaring advisable the following amendment to the Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and directing that such proposed amendment be considered at the Corporation’s annual meeting of stockholders:
     RESOLVED, that the Certificate of Incorporation, as previously amended on June 8, 2006, be further amended pursuant to a Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”), such that Paragraph (A) of Article FOURTH of the Certificate of Incorporation be amended to read in its entirety as follows:
          FOURTH: A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is EIGHTY-ONE MILLION (81,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the “Preferred Stock”), and EIGHTY MILLION (80,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the “Common Stock”).
     SECOND: That pursuant to the resolution of the Board of Directors, the proposed amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation at the annual meeting of the stockholders of the Corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, as required by statute, voted in favor of the amendment to the Certificate of Incorporation.
     THIRD: That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of Certificate of Incorporation to be signed on behalf of the Corporation, under penalties of perjury, and the facts stated herein are true and correct.
Dated: June 7, 2011

G-III APPAREL GROUP, LTD.

By:	/s/ Morris Goldfarb
	Name:	Morris Goldfarb
	Title:	Chief Executive Officer